                                                                    EXHIBIT 5(b)

                  [HARRIS TRUST AND SAVINGS BANK LETTERHEAD]



January 8, 1997



Union Tank Car Company
225 West Washington Street
Chicago, Illinois  60606

     Re:  Union Tank Car Company Pass Through Certificates (the "Certificates")

Ladies and Gentlemen:

We are the internal legal counsel for Harris Trust and Savings Bank (the "Trustee"), and give the opinion stated below in connection with (i) the Pass Through Trust Agreement to be dated as of January 15, 1997 (the "Pass Through Trust Agreement") by and among the Trustee, Union Tank Car Company (the "Company") and Procor Limited ("Procor") and (ii) the Certificates to be issued under the Pass Through Trust Agreement from time to time. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Pass Through Trust Agreement.

In connection with the opinion expressed below, we have relied upon the representations and warranties contained in the Pass Through Trust Agreement (other than those of the Trustee), and we have relied upon originals or certified copies of such documents, certificates and other statements as we have deemed relevant and necessary as a basis for such opinion, and we have not attempted to independently verify or establish the factual matters set forth therein. We have also assumed the genuineness of all signatures by or on behalf of all parties to the documents referenced in this opinion (other than those of the Trustee), the legal capacity of natural persons to deliver the certificates or documents referred to herein (other than those of the Trustee), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

January 8, 1997
Page 2


Based on the foregoing, it is our opinion that:

     (1) The Trustee is a duly created and lawfully existing banking corporation created and existing under the laws of Illinois and has full power to execute and deliver the Pass Through Trust Agreement.

     (2) The Trustee has duly authorized the execution and delivery of the Pass Through Trust Agreement and the Certificates and assuming due authorization, execution and delivery of the Pass Through Trust Agreement by the Company and Procor, constitute the valid, legal and binding obligations of the Trustee enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (3) Upon the due execution, authentication, issuance and delivery thereof in accordance with the requirements of the Pass Through Trust Agreement, the Certificates will have been duly and validly issued pursuant to the terms of the Pass Through Trust Agreement.

     (4) Neither the execution nor delivery by the Trustee of the Pass Through Trust Agreement nor the consummation of the transactions by the Trustee contemplated thereunder requires the consent or approval of, the giving of notice to, the registration with or the taking of any other action with respect to, any governmental authority or agency under any existing federal law, rule or regulation governing the banking or trust powers of the Trustee.

We are attorneys licensed to practice law in the State of Illinois and do not purport to be experts on the laws of any state other than the State of Illinois. Consequently, with regard to the foregoing opinion, no opinion is expressed as to matters relating to the laws of any jurisdiction other than the law of the State of Illinois and the Federal laws of the United States, and no opinion is expressed herein as to the Securities Act of 1933, as amended, the Trust Indenture Act of 1939, as amended, or any state securities or so-called "blue sky" laws.

Subject to the terms of the following paragraph, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement of the Company pursuant to which the Certificates are being registered under the Securities Act of 1933 and to the reference to the Law Department of Harris Trust and Savings Bank under the caption "Legal Opinions" in the Registration Statement.

January 8, 1997
Page 3


This opinion is furnished to you solely for your benefit in connection with the transactions contemplated by the Pass Through Trust Agreement and may not be used, circulated, quoted or otherwise referred to without our prior written consent.

Respectfully submitted,



Harris Trust and Savings Bank
Law Department